Exhibit 99.1

PRESS RELEASE

NRG Energy Completes Acquisition of 13 GW of Power Generation and C&I VPP Portfolio from LS Power

Transaction doubles NRG’s generation capacity and demand-side capabilities to better serve homes and businesses amid rising energy needs.

HOUSTON—January 30, 2026—NRG Energy, Inc. (NYSE: NRG) today announced that it has completed the acquisition of a portfolio of generation assets and CPower from LS Power. The transaction strengthens NRG’s platform to deliver reliable and affordable energy and flexible demand solutions as load growth continues.

The acquisition includes 18 natural-gas-fired generation facilities totaling approximately 13 GW of capacity, along with CPower’s commercial and industrial virtual power plant (C&I VPP) platform. Together, the assets double NRG’s generation fleet, enabling the Company to better provide affordability and grid reliability across its core markets.

“Today, we are doubling down on power generation to respond to the incredible power demand supercycle,” said Larry Coben, NRG Chair & Chief Executive Officer. “This transaction builds on our leading platform and enables NRG to offer an ever-broader range of affordable, resilient solutions for customers of all sizes, from data centers to households. We are putting scale and reliability to work to deliver for the eight million customers we serve every day.”

With the transaction complete, NRG’s generation fleet now totals approximately 25 GW, supported by expanded demand response and VPP capabilities. This combination further strengthens NRG’s ability to serve residential, commercial, and large load customers with dependable power and innovative energy solutions.

About NRG

NRG is a leading provider of electricity, natural gas, and smart home solutions to eight million customers across North America. The company operates a customer-first platform supported by a diversified supply strategy and the safe, reliable operation of approximately 25 GW of power generation. The Company plays a meaningful role in dependable and competitive energy markets and the innovative NRG team is creating the flexible and affordable solutions that households and large businesses need today and in the future. Visit nrg.com for more information, and connect with us on Facebook, Instagram, LinkedIn, and X.

PRESS RELEASE

Forward-Looking Statements

This communication contains forward-looking statements that may state NRG’s or its management’s intentions, beliefs, expectations, or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions; hazards customary in the power industry; risks associated with integrating the assets acquired from LS Power; and the other risks and uncertainties detailed in NRG’s most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC at www.sec.gov.

Media

Ann Duhon

NRGMediaRelations@nrg.com

Investors

Brendan Mulhern

609.524.4767

Investor.relations@nrg.com